Exhibit 15

May 23, 2005

Board of Directors
Sykes Enterprises, Incorporated
400 N. Ashley Drive
Tampa, Florida

Dear Sirs:

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Sykes Enterprises, Incorporated and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 9, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Tampa, Florida